Exhibit 10.12

November 16, 2011

Owen Van Natta

Via email

Re:     Transition of Services.

Dear Owen:

We appreciate all your past efforts to help us grow Zynga Inc., a Delaware corporation (the “Company” or “Zynga”). At your request and in light of your needs and desires, we have agreed to the terms and conditions set forth in this letter (the “Transition Letter”) and we look forward to your contribution as we move to the next stage of the Company’s growth. This Transition Letter amends, restates and supersedes in its entirety our original employment letter, dated July 28, 2010 (the “Prior Letter”) and any other letters and agreements between the parties governing the terms of your employment and/or your service as a Board member for the Company (collectively, the “Prior Agreements”).

1. Resignation; Board Service. You have elected to resign your employment position with the Company as of November 16, 2011 (the “Separation Date”), and such resignation is a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, you have agreed to continue to serve as a member of the Company’s Board of Directors (the “Board”) at the will of the Company’s Board and its stockholders. Your rights to severance and your compensation as a member of the Board are set forth in this Transition Letter. In consideration for the promises and rights set forth herein, you expressly waive and release all rights to any severance benefits (whether in cash, COBRA payments or acceleration of vesting) you had under the Prior Agreements, the stock option agreement covering the Option, and the restricted stock unit agreements covering the Consultant ZSU and the Additional ZSU (as those terms are defined below) and any other compensatory equity award vesting acceleration benefits, which rights were exempt from Section 409A of the Internal Revenue Code as provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9).

2. Accrued Salary and Vacation Pay. The Company will pay you all accrued salary, and all accrued and unused vacation (if any), earned through the Separation Date, less standard payroll deductions and withholdings.

3. Employee Benefits. Following the Separation Date, you will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits, 401(k) contributions or bonuses or to participate in the Company’s other employee benefit plans. Your coverage under the Company’s group health plans will end on the last day of the month in which your Separation Date falls (or earlier, if provided in the applicable plan). To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s group health plan, you may be eligible to continue your group health insurance benefits at your own expense after the Separation Date. You will be separately provided a written notice of your rights and obligations under COBRA.

4. Conflict of Interest. During the period that you render services to the Company, we have agreed that you may engage in any employment, business or activity, provided that it is not in any way competitive with the business or proposed business of the Company or reasonably likely to interfere with the performance of your duties or create a conflict of interest.

5. Options. On September 17, 2010, the Company granted you a stock option under the Company’s 2007 Equity Incentive Plan (the “Plan”) covering an aggregate of 6,750,000 shares of the Company’s Class B Common Stock (as reflects capitalization adjustments) (the “Option”). As of the Separation Date, you had vested in 2,109,375 shares under the Option. In recognition of your transition, the parties have agreed that you will forfeit the 4,640,625 shares subject to the Option that were unvested as of the Separation Date. These forfeited unvested option shares will be cancelled as of the Separation Date and the Option will not be subject to any additional vesting (including acceleration of vesting) on or after the Separation Date. In addition, the Company has agreed to amend the post-termination exercise period applicable to the Option so that you may exercise the Option until the earliest of (i) the later of (x) November 16, 2014 and (y) the date of expiration of the applicable post-termination exercise period set forth in Section 3 of the stock option agreement governing the Option, (ii) the Expiration Date set forth in the stock option agreement, and (iii) unless the Option is assumed by the successor entity, the effective date of a Change in Control (as defined in the Plan). This Transition Letter modifies the Option only as expressly provided for herein. All other terms and conditions of the Option remain unchanged. The Company and you understand and agree that you have no other rights to any stock options from the Company.

6. ZSUs. On June 6, 2011, in connection with your prior service as a consultant to the Company, the Company granted you a Zynga Stock Unit award covering 233,336 shares of the Company’s Class B Common Stock (as reflects capitalization adjustments) (the “Consulting ZSU”), which has fully satisfied the “Time-Based Requirement” set forth in the applicable award agreement. In addition, on September 17, 2010, in connection with the commencement of your employment and service on the Board, the Company granted you a Zynga Stock Unit award covering 2,250,000 shares of the Company’s Class B Common Stock (as reflects capitalization adjustments) (the “Additional ZSU”). As of the Separation Date, you have satisfied the “Time-Based Requirement” set forth in the Additional ZSU award agreement as to 703,125 of the total units subject to the Additional ZSU. In recognition of your transition, the parties have agreed that you will forfeit 796,875 units subject to the Additional ZSU that had not satisfied the Time-Based Requirement as of the Separation Date. These forfeited units from the Additional ZSU will be cancelled as of the Separation Date and the Additional ZSU will not be subject to any additional vesting (including acceleration of vesting) on or after the Separation Date in respect of those 796,875 units. The remaining 750,000 unvested units subject to the Additional ZSU will be eligible to satisfy the Time-Based Requirement, subject to your continued service as a member of the Board, over the three year period beginning on the Separation Date, with 1/12th satisfying the Time-Based Requirement on each February 16, May 16, August 16 and November 16 over the next three years. In addition, subject to your continued service through the time immediately prior to the closing of a Change in Control, you will become fully vested as to all of your then-unvested units under the Additional ZSU immediately prior to such closing. In addition, if prior to November 16, 2014, the Company does not re-nominate you to be a member of the Board, or if you are nominated but are not reelected as a member of the Board, then contingent upon your execution of the Company’s standard form of release of all claims that is effective within sixty (60) days following your last day of service as a member of the Board, you will be deemed to have fully satisfied the Time-Based Requirement (as of your last day of service) as to all of the then-unvested units under the Additional ZSU. The Additional ZSU will not be eligible for any other accelerated vesting under any other conditions, including but not limited to upon any other termination of your service with the Company. This Transition Letter modifies the Additional ZSU only as expressly provided for herein. All other terms and conditions of the Additional ZSU and the Consulting ZSU remain unchanged. The Company and you understand and agree that you have no other rights to any restricted stock awards from the Company (or any other equity awards, except the Option).

7. Section 409A. Unless otherwise expressly stated in an agreement between the Company and you, the Company intends that compensatory payments and benefits to you satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all compensatory payments made by the Company (whether severance payments, ZSUs or otherwise) will be treated as a right to receive a series of separate payments and will at all times be considered a separate and distinct payment. It is intended that any payments and benefits that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible. Therefore, if you are deemed by the Company at the time of the termination of your Board service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if payments then-due to you are deemed to be “deferred compensation,” then if delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six (6) month period measured from the date of your termination, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided in the applicable agreement and no interest will be due on any amounts so delayed. You understand that the terms of this Transition Letter, including the agreement to extend your time to exercise stock options, may have personal tax consequences for you, and you represent that you have consulted with your tax and/or legal advisor before entering into this Transition Letter.

8. Mutual Release. In consideration for the valuable consideration provided in this Transition Letter, and to the fullest extent permitted by law, each party to this Transition Letter releases and forever discharges the other party from any and all claims, demands, obligations and causes of action of any and every kind, known or unknown, as of the date and time of signing this Transition Letter, relating in any way with your employment or service for Zynga, your resignation of employment, or your service on Zynga’s Board of Directors, including but not limited to, any claims for equity compensation. Neither party is releasing any claims that may not release as a matter of law. Section 1542 of the California Civil Code provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor. Acknowledging this Section 1542, both parties voluntarily elect to waive the rights described therein and elect to assume all risks for claims that may exist in their favor, known or unknown, arising from the subject matter of this Transition Letter.

9. Entire Agreement. This Transition Letter, including your Confidentiality Agreement, the stock option agreement covering the Option (as modified herein), the restricted stock unit agreements covering the Consultant ZSU and the Additional ZSU (as modified herein), and the Plan constitute the entire agreement and understanding of the parties with respect to the subject matter of this Transition Letter, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, including without limitation the Prior Letter and any letter detailing the terms of and compensation for your Board service.

10. Acceptance. Please sign the enclosed copy of this Transition Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Transition Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to your continued service with the Company.

Very truly yours,

ZYNGA INC.
Reginald D. Davis
Secretary & General Counsel
Zynga Inc.

I have read and understood this Transition Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of the terms of my service except as specifically set forth herein.

/s/ Owen Van Natta	Date signed:	11/16/11
Owen Van Natta